Exhibit 99.1
Sterling Financial Corporation of Spokane, Wash., Reports Second Quarter 2013 Earnings and Declares Quarterly Cash Dividend

SPOKANE, Wash. — (BUSINESS WIRE) — July 25, 2013 — Sterling Financial Corporation (NASDAQ:STSA) ("Sterling") today announced its operating results for the quarter ended June 30, 2013. For the quarter, Sterling recorded net income of $27.8 million, or $0.44 per diluted common share, compared to $22.7 million, or $0.36 per diluted common share, for the quarter ended March 31, 2013, and $320.9 million, or $5.13 per diluted common share, for the quarter ended June 30, 2012. As previously disclosed, the results for the prior year period include an income tax benefit of $288.8 million resulting from the release of the deferred tax asset valuation allowance.

Following are selected financial highlights for the second quarter of 2013:

•	Annualized organic loan growth of 14 percent.

•	Net interest margin (tax equivalent) of 3.70 percent, one basis point higher than the prior quarter.

•	Deposit costs were 37 basis points, two basis points lower than the prior quarter.

•	Completed the acquisition of the Puget Sound operations of Boston Private Bank & Trust Co.

•	Declared a $0.35 special dividend on June 17, 2013, and paid a quarterly cash dividend of $0.20 per share on May 20, 2013.

"From a performance perspective, the second quarter of 2013 was one of the best in Sterling's history," said Greg Seibly, Sterling's president and chief executive officer. "We had strong organic loan growth, lower funding costs, better efficiency and improved asset quality metrics. Our continued focus on these key operating objectives, combined with the positive impact from our investments in recently completed acquisitions, helped drive the improved financial results."

Operating Results
Net Interest Income
Sterling reported net interest income of $80.4 million for the quarter ended June 30, 2013, compared to $76.9 million for the prior quarter and $78.9 million for the quarter ended June 30, 2012. The net interest margin (tax equivalent) for the second quarter of 2013 was 3.70 percent, an increase of one basis point from the prior quarter, and an increase of 14 basis points from the second quarter of 2012.

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
	(in thousands)
Net interest income	$80,414	$76,894	$78,910
Net interest margin (tax equivalent)	3.70%	3.69%	3.56%
Loan yield	4.76%	4.81%	5.36%

Funding costs:
Cost of deposits	0.37%	0.39%	0.58%
Total funding liabilities	0.67%	0.72%	1.07%

Total interest income was $94.0 million for the second quarter of 2013, compared to $90.8 million for the prior quarter, and $101.0 million for the same period a year ago. The increase over the prior quarter was primarily due to higher average loan balances, which were up $320.0 million, or 5 percent, contributing to an increase in interest income of $3.2 million. The yield on earning assets remained flat from the prior quarter at 4.32 percent, and was down from 4.52 percent for the second quarter of 2012.

For the second quarter of 2013, income from mortgaged backed securities ("MBS") was flat compared to the prior quarter, and down $5.6 million, or 43 percent, from the second quarter of 2012. The year-over-year decline was primarily due to lower average MBS balances as a result of balance sheet repositioning activity conducted during the year.

Total interest expense was $13.6 million for the second quarter of 2013, compared to $13.9 million for the prior quarter, and $22.1 million for the second quarter of 2012. The decrease from the prior quarter was primarily a result of a 10 basis point reduction in costs for time deposits. The decrease from the same period a year ago was the result of borrowing costs declining $4.6 million, or 38 percent, reflecting balance sheet repositioning activity undertaken during the fourth quarter of 2012. Additionally, deposit interest expense was down $3.9 million, or 39 percent, from the same period a year ago, reflecting the improved deposit mix and lower overall deposit costs, which were down 21 basis points.

Noninterest Income
Noninterest income includes income from mortgage banking operations, fees and service charges income, and other items such as gains on other loan sales, BOLI income, net gains on branch divestitures, and gains on sales of securities. During the second quarter of 2013, noninterest income was $42.0 million, compared to $37.6 million for the prior quarter and $44.7 million for the second quarter of 2012.

Income from mortgage banking operations for the second quarter of 2013 was $23.2 million, compared to $13.8 million for the prior quarter and $24.2 million for the second quarter of 2012. The increase from the prior period is attributable to higher margins and increased activity associated with residential mortgage banking. The margin on residential loan sales was 2.35 percent for the second quarter of 2013, up from 1.63 percent for the prior quarter.

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
	(in thousands)
Residential loan sales	$791,942	$787,377	$576,545
Change in warehouse and interest rate locks	7,419	(136,948)	220,252
Total mortgage banking loan activity	$799,361	$650,429	$796,797

Margin on residential loan sales	2.35%	1.63%	3.07%

Included in income from mortgage banking operations was a $2.8 million reversal of the valuation allowance on mortgage servicing rights, which was partially offset by a $1.0 million reduction in the fair value of a pool of portfolio residential mortgage loans. A similar reversal of the valuation allowance on mortgage servicing rights of $2.8 million was recorded in the prior quarter and a write-down of $1.1 million was recorded in the second quarter of 2012.

For the quarter ended June 30, 2013, fees and service charges income contributed $15.6 million to noninterest income, compared to $14.1 million for the prior quarter and $14.1 million for the second quarter of 2012. For the second quarter of 2013, gains on other loan sales were $1.2 million, compared to $25,000 for the prior quarter, and $2.8 million for the same period a year ago. The increase from the prior period is a result of increased SBA lending activity and associated loan sales.

For the second quarter of 2013, other noninterest income primarily consisted of the net gain on the sale of three branches. In the prior quarter, other noninterest income included a bargain purchase gain of $7.5 million in connection with the acquisition of Borrego Springs Bank.

For the second quarter of 2013 and the prior quarter, Sterling had no gains or losses on the sale of securities, compared to a gain of $9.3 million for the second quarter of 2012. During the same period a year ago, Sterling also recognized an other-than-temporary impairment charge of $6.8 million, and a prepayment of debt charge of $2.7 million; there were no similar charges in the first and second quarters of 2013.

Noninterest Expense
Noninterest expense was $81.7 million for the second quarter of 2013, compared to $81.9 million for the prior quarter and $87.6 million for the second quarter of 2012. Compared to the prior quarter, employee compensation and benefits increased by $3.4 million primarily due to acquisition related activity, annual merit increases, and incentive compensation accruals. This increase in compensation and benefits was offset by a $4.0 million reduction in other noninterest expenses, which include professional fees, legal settlements, advertising, insurance and data processing.

Additionally, other noninterest expense included merger and acquisition expenses of $2.3 million for the second quarter of 2013, $1.0 million for the prior quarter, and $2.3 million for the second quarter of 2012.

Income Taxes
During the quarter ended June 30, 2013, Sterling recognized income tax expense of $13.0 million, representing an effective tax rate of 32 percent. In the same period a year ago, Sterling recorded an income tax benefit of $288.8 million, which represented the release of substantially all of Sterling's deferred tax asset valuation allowance. As of June 30, 2013, the net deferred tax asset was $290.4 million, including $260.2 million of net operating loss and tax credit carryforwards.

With regard to the deferred tax asset, the benefits of Sterling's accumulated tax losses would be reduced in the event of an "ownership change," as determined under Section 382 of the Internal Revenue Code. During 2010, in order to preserve the benefits of these tax losses, Sterling's shareholders approved a protective amendment to Sterling's restated articles of incorporation and Sterling's board of directors adopted a tax preservation rights plan, both of which restrict certain stock transfers that would result in an investor becoming an owner of 5 percent or more of Sterling's total outstanding common stock. The protective amendment and the rights plan are expected to expire on Aug. 27, 2013.

Balance Sheet
On May 10, 2013, Sterling completed the acquisition of the Puget Sound operations of Boston Private Bank & Trust Co. ("Boston Private"), which added $278.5 million of performing loans and $168.2 million of deposits.

At June 30, 2013, total loan balances were $7.00 billion, compared to $6.48 billion at the end of the prior quarter, and $6.08 billion at June 30, 2012. During the second quarter of 2013, Sterling originated $686.9 million of new portfolio loans (which exclude residential loans held for sale), compared to $512.2 million for the prior quarter and $458.6 million for the second quarter of 2012. Excluding loan purchases and the loans acquired in the Boston Private transaction during the quarter, loans expanded at an annualized rate of 14 percent. Multifamily loan originations remained strong and represented 41 percent of portfolio loan originations for the second quarter of 2013. C&I loan originations were $104.0 million for the second quarter of 2013, compared to $83.1 million for the prior quarter, and $50.1 million for the same period a year ago.

Investments and mortgage-backed securities available for sale were $1.54 billion at June 30, 2013, compared to $1.47 billion at the end of the prior quarter, and $2.12 billion at June 30, 2012. The decrease from a year ago reflects the sale of securities to fund a $450 million reduction in repurchase agreements.

At June 30, 2013, total deposits were $6.63 billion, compared to $6.60 billion at the end of the prior quarter, and $6.80 billion at June 30, 2012. The decrease from a year ago was a result of expected runoff in retail time deposits and public deposits, which were reduced by $397.8 million and $94.8 million, respectively. These decreases were partially offset by growth in transaction deposits, which expanded by $218.9 million, or 10 percent.

The deposit composition is set forth in the following table:

				Annual % Change
	June 30, 2013	March 31, 2013	June 30, 2012
	(in thousands)
Deposits:
Retail:
Transaction	$2,454,910	$2,466,361	$2,235,991	10%
Savings and MMDA	2,282,055	2,262,774	2,182,969	5%
Time deposits	1,414,239	1,485,029	1,812,000	(22)%
Total retail	6,151,204	6,214,164	6,230,960	(1)%
Public	174,425	169,961	269,191	(35)%
Brokered	302,830	213,713	296,623	2%
Total deposits	$6,628,459	$6,597,838	$6,796,774	(2)%
Gross loans to deposits	106%	98%	90%

At June 30, 2013, advances from the Federal Home Loan Bank were $1.20 billion, compared to $541.3 million at the end of the prior quarter, and $205.5 million at June 30, 2012. The increase over the prior quarter was to fund acquisitions, deposit outflow associated with branch divestitures, loan growth, and to replace high-rate CD runoff. The new advances for the second quarter of 2013 have a weighted average cost of 33 basis points.

Credit Quality
During the second quarter of 2013, Sterling recognized net charge-offs of $5.1 million, compared to $4.7 million for the prior quarter and $5.0 million for the same period a year ago. Sterling did not record a provision for credit losses for the second quarter of 2013 or the prior quarter, compared to a provision of $4.0 million for the second quarter of 2012. The allowance for loan losses at June 30, 2013 was $141.9 million, or 2.02 percent of total loans, compared to $149.7 million, or 2.31 percent of total loans, at March 31, 2013, and $158.2 million, or 2.60 percent of total loans, at June 30, 2012.

At June 30, 2013, nonperforming assets were $169.2 million, or 1.70 percent of total assets, compared to $212.2 million, or 2.29 percent of total assets, at March 31, 2013, and $321.1 million, or 3.35 percent of total assets, at June 30, 2012.

Acquisition Update
On May 2, 2013, Sterling announced that it has signed a definitive agreement to acquire Newport Beach, Calif.-based Commerce National Bank. As of March 31, 2013, Commerce National Bank had assets of$242.7 million, loans of $146.3 million, deposits of $211.4 million, and shareholders equity of $30.1 million. Subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions, the transaction is expected to close during the fourth quarter of 2013.

Cash Dividend Declaration
Sterling's board of directors has approved a quarterly cash dividend of $0.20 per common share, payable on Aug. 20, 2013 to shareholders of record as of Aug. 6, 2013.

Second Quarter 2013 Earnings Conference Call
Sterling plans to host a conference call July 26, 2013 at 8:00 a.m. PDT to discuss the company's financial results. An audio webcast of the conference call can be accessed at Sterling's website (www.sterlingfinancialcorporation.com). To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 517-308-9210 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling's website approximately one hour following the conclusion of the call. The webcast replay will be offered through Aug. 26, 2013.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012
ASSETS:
Cash and due from banks	$325,710	$297,210	$454,692
Investments and MBS available for sale	1,538,880	1,471,563	2,119,008
Investments held to maturity	185	195	1,726
Loans held for sale	307,511	295,505	226,907
Loans receivable, net	6,868,866	6,334,560	5,926,575
Other real estate owned, net ("OREO")	26,511	29,056	55,801
Office properties and equipment, net	98,483	96,594	86,556
Bank owned life insurance ("BOLI")	188,178	185,953	176,593
Goodwill	36,633	22,577	22,577
Other intangible assets, net	17,830	17,866	22,656
Deferred tax asset, net	290,377	288,764	285,141
Other assets	240,409	216,593	221,281
Total assets	$9,939,573	$9,256,436	$9,599,513
LIABILITIES:
Deposits	$6,628,459	$6,597,838	$6,796,774
Advances from Federal Home Loan Bank	1,197,857	541,259	205,470
Securities sold under repurchase agreements	527,925	531,066	1,006,324
Other borrowings	245,297	245,295	245,292
Accrued expenses and other liabilities	133,699	103,973	124,859
Total liabilities	8,733,237	8,019,431	8,378,719
SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,970,229	1,969,070	1,966,307
Accumulated other comprehensive income	30,751	56,076	67,102
Accumulated deficit	(794,644)	(788,141)	(812,615)
Total shareholders' equity	1,206,336	1,237,005	1,220,794
Total liabilities and shareholders' equity	$9,939,573	$9,256,436	$9,599,513
Book value per common share	$19.36	$19.86	$19.65
Tangible book value per common share	$18.49	$19.21	$18.92
Shareholders' equity to total assets	12.1%	13.4%	12.7%
Tangible common equity to tangible assets (1)	11.7%	13.0%	12.3%
Common shares outstanding at end of period	62,297,712	62,275,581	62,124,551
Common stock warrants outstanding	2,847,154	2,749,044	2,722,541

(1) Common shareholders' equity less goodwill and other intangible assets, divided by assets, less goodwill and other intangible assets.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts, unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
INTEREST INCOME:
Loans	$84,436	$81,187	$85,537	$165,623	$165,378
Mortgage-backed securities	7,333	7,297	12,936	14,630	28,271
Investments and cash	2,248	2,273	2,517	4,521	5,306
Total interest income	94,017	90,757	100,990	184,774	198,955
INTEREST EXPENSE:
Deposits	6,038	6,307	9,921	12,345	21,023
Borrowings	7,565	7,556	12,159	15,121	24,669
Total interest expense	13,603	13,863	22,080	27,466	45,692
Net interest income	80,414	76,894	78,910	157,308	153,263
Provision for credit losses	0	0	4,000	0	8,000
Net interest income after provision	80,414	76,894	74,910	157,308	145,263
NONINTEREST INCOME:
Fees and service charges	15,618	14,130	14,131	29,748	26,871
Mortgage banking operations	23,180	13,794	24,181	36,974	42,725
BOLI	1,424	1,557	3,769	2,981	5,515
Gains on sales of securities	0	0	9,321	0	9,463
Other-than-temporary impairment losses on securities	0	0	(6,819)	0	(6,819)
Charge on prepayment of debt	0	0	(2,664)	0	(2,664)
Gains on other loan sales	1,194	25	2,811	1,219	3,411
Other	587	8,060	11	8,647	(2,174)
Total noninterest income	42,003	37,566	44,741	79,569	76,328
NONINTEREST EXPENSE:
Employee compensation and benefits	45,803	42,436	46,485	88,239	93,866
OREO	2,549	2,030	3,337	4,579	5,329
Occupancy and equipment	9,567	9,859	10,932	19,426	21,219
Depreciation	3,058	2,934	2,923	5,992	5,836
Amortization of other intangible assets	1,711	1,659	1,791	3,370	3,196
Other	18,990	23,011	22,139	42,001	46,810
Total noninterest expense	81,678	81,929	87,607	163,607	176,256
Income before income taxes	40,739	32,531	32,044	73,270	45,335
Income tax (provision) benefit	(12,978)	(9,853)	288,842	(22,831)	288,842
Net income	$27,761	$22,678	$320,886	$50,439	$334,177
Earnings per common share - basic	$0.45	$0.36	$5.17	$0.81	$5.38
Earnings per common share - diluted	$0.44	$0.36	$5.13	$0.80	$5.33
Dividends declared per share	$0.55	$0.00	$0.00	$0.55	$0.00
Average common shares outstanding - basic	62,289,437	62,242,183	62,112,936	62,265,941	62,095,670
Average common shares outstanding - diluted	63,107,913	63,004,784	62,610,054	63,076,481	62,648,152

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$799,682	$632,905	$578,418	$1,432,587	$1,155,294
Permanent	118,023	97,314	46,569	215,337	75,297
Total residential real estate	917,705	730,219	624,987	1,647,924	1,230,591
Commercial real estate ("CRE"):
Investor CRE	22,894	14,442	16,190	37,336	22,646
Multifamily	280,435	185,914	234,971	466,349	407,681
Construction	6,931	1,730	845	8,661	1,668
Total commercial real estate	310,260	202,086	252,006	512,346	431,995
Commercial:
Owner occupied CRE	39,380	60,477	29,937	99,857	58,292
Commercial & Industrial ("C&I")	103,964	83,097	50,069	187,061	104,055
Total commercial	143,344	143,574	80,006	286,918	162,347
Consumer	115,225	69,227	79,991	184,452	136,446
Total loan originations	1,486,534	1,145,106	1,036,990	2,631,640	1,961,379
Total portfolio loan originations (excludes residential real estate for sale)	686,852	512,201	458,572	1,199,053	806,085
Loan purchases:
Residential real estate	0	177	37,734	177	74,762
Commercial real estate:
Investor CRE	67	1,849	0	1,916	0
Multifamily	64	221	251	285	391
Total commercial real estate	131	2,070	251	2,201	391
Commercial:
Owner occupied CRE	0	1,071	0	1,071	0
C&I	21,000	0	0	21,000	0
Total commercial	21,000	1,071	0	22,071	0
Consumer	20,451	0	10,740	20,451	10,740
Total loan purchases	41,582	3,318	48,725	44,900	85,893
Total loan originations and purchases	$1,528,116	$1,148,424	$1,085,715	$2,676,540	$2,047,272
PERFORMANCE RATIOS:
Return on assets	1.17%	1.00%	13.74%	1.09%	7.20%
Return on common equity	9.0%	7.5%	138.7%	8.2%	73.7%
Efficiency ratio(1)	63.1%	72.5%	66.1%	67.6%	72.4%
Noninterest expense to assets	3.45%	3.61%	3.75%	3.53%	3.80%
Average assets	$9,498,070	$9,191,962	$9,390,288	$9,345,854	$9,336,413
Average common equity	$1,241,314	$1,226,911	$930,377	$1,235,353	$912,353

(1) The efficiency ratio is noninterest expense, excluding OREO and amortization of other intangible assets, divided by net interest income (tax equivalent) plus noninterest income, excluding gains on sales of securities, other-than-temporary impairment losses on securities, charge on prepayment of debt, gain on branch divestitures and bargain purchase gain.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012
INVESTMENT PORTFOLIO DETAIL:
Available for sale:
MBS	$1,343,181	$1,268,330	$1,897,310
Municipal bonds	195,530	203,063	203,537
Other	169	170	18,161
Total	$1,538,880	$1,471,563	$2,119,008
Held to maturity:
Tax credits	$185	$195	$1,726
Total	$185	$195	$1,726
LOAN PORTFOLIO DETAIL:
Residential real estate	$964,872	$857,864	$785,482
Commercial real estate:
Investor CRE	1,172,433	1,163,821	1,324,917
Multifamily	1,962,919	1,725,403	1,311,247
Construction	69,796	71,213	111,550
Total commercial real estate	3,205,148	2,960,437	2,747,714
Commercial:
Owner occupied CRE	1,411,576	1,372,949	1,309,587
C&I	636,727	533,955	504,396
Total commercial	2,048,303	1,906,904	1,813,983
Consumer	783,601	752,292	736,397
Gross loans receivable	7,001,924	6,477,497	6,083,576
Deferred loan fees, net	8,891	6,736	1,243
Allowance for loan losses	(141,949)	(149,673)	(158,244)
Net loans receivable	$6,868,866	$6,334,560	$5,926,575
DEPOSITS DETAIL:
Noninterest bearing transaction	$1,702,022	$1,705,835	$1,539,786
Interest bearing transaction	752,888	760,526	696,205
Savings and MMDA	2,424,615	2,391,062	2,270,395
Time deposits	1,748,934	1,740,415	2,290,388
Total deposits	$6,628,459	$6,597,838	$6,796,774
Number of transaction accounts (whole numbers):
Noninterest bearing transaction accounts	180,477	178,642	192,644
Interest bearing transaction accounts	79,809	51,854	50,617
Total transaction accounts	260,286	230,496	243,261

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$149,673	$154,345	$161,273
Provision	(2,600)	0	2,000
Charge-offs:
Residential real estate	(1,107)	(1,019)	(157)
Commercial real estate:
Investor CRE	(1,970)	(2,730)	(6,577)
Multifamily	(51)	(36)	0
Construction	(615)	(157)	(2,904)
Total commercial real estate	(2,636)	(2,923)	(9,481)
Commercial:
Owner occupied CRE	(2,237)	(1,505)	(3,164)
C&I	(275)	(83)	(442)
Total commercial	(2,512)	(1,588)	(3,606)
Consumer	(1,503)	(1,644)	(1,643)
Total charge-offs	(7,758)	(7,174)	(14,887)
Recoveries:
Residential real estate	342	180	673
Commercial real estate:
Investor CRE	2	10	3,459
Multifamily	0	95	1
Construction	1,284	950	2,164
Total commercial real estate	1,286	1,055	5,624
Commercial:
Owner occupied CRE	295	157	1,249
C&I	326	763	1,922
Total commercial	621	920	3,171
Consumer	385	347	390
Total recoveries	2,634	2,502	9,858
Net charge-offs	(5,124)	(4,672)	(5,029)
Allowance - loans, end of quarter	141,949	149,673	158,244
Reserve for unfunded commitments, beginning of quarter	7,990	8,002	10,028
Provision	2,600	0	2,000
Charge-offs	(1,085)	(12)	(4,076)
Reserve for unfunded commitments, end of quarter	9,505	7,990	7,952
Total credit allowance	$151,454	$157,663	$166,196
Net charge-offs to average loans (annualized)	0.29%	0.28%	0.32%
Loan loss allowance to loans	2.02%	2.31%	2.60%
Total credit allowance to loans	2.16%	2.43%	2.73%
Loan loss allowance to nonperforming loans	99%	82%	60%
Total credit allowance to nonperforming loans	106%	86%	63%

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012
ASSET QUALITY:
Past 90 days due and accruing	$0	$0	$0
Nonaccrual loans	80,387	113,647	176,220
Restructured loans	62,344	69,484	89,120
Total nonperforming loans	142,731	183,131	265,340
OREO	26,511	29,056	55,801
Total nonperforming assets	169,242	212,187	321,141
Specific reserve on nonperforming loans	(4,829)	(9,726)	(10,196)
Net nonperforming assets	$164,413	$202,461	$310,945
Guaranteed portion of nonperforming loans	$19,427	$20,840	$13,170
Nonperforming loans to loans	2.04%	2.83%	4.36%
Nonperforming assets to assets	1.70%	2.29%	3.35%
Loan delinquency ratio (60 days and over)	0.92%	1.61%	2.60%
Classified assets	$161,440	$214,802	$327,336
Classified assets to assets	1.62%	2.32%	3.41%
Nonperforming assets by collateral type:
Residential real estate	$42,548	$44,954	$46,781
Commercial real estate:
Investor CRE	32,934	49,138	80,436
Multifamily	2,065	5,244	26,508
Construction	28,423	31,867	68,082
Total commercial real estate	63,422	86,249	175,026
Commercial:
Owner occupied CRE	53,857	69,165	81,640
C&I	3,764	5,289	12,526
Total commercial	57,621	74,454	94,166
Consumer	5,651	6,530	5,168
Total nonperforming assets	$169,242	$212,187	$321,141
REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation
Tier 1 leverage ratio	12.2%	12.8%	12.2%
Tier 1 risk-based capital ratio	16.3%	17.8%	17.3%
Total risk-based capital ratio	17.6%	19.0%	18.6%
Tier 1 common capital ratio	12.9%	14.1%	13.6%
Sterling Bank:
Tier 1 leverage ratio	12.0%	12.6%	12.0%
Tier 1 risk-based capital ratio	16.1%	17.5%	17.1%
Total risk-based capital ratio	17.3%	18.8%	18.4%
OTHER:
FTE employees at end of period (whole numbers)	2,541	2,487	2,523

Sterling Financial Corporation
AVERAGE BALANCE AND RATE

(in thousands, unaudited)	Three Months Ended
	Jun 30, 2013			Mar 31, 2013			Jun 30, 2012
	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates
ASSETS:
Loans:
Mortgage	$4,257,888	$48,278	4.54%	$4,134,204	$47,999	4.65%	$3,863,940	$49,486	5.12%
Commercial and consumer	2,863,458	36,296	5.08%	2,667,145	33,304	5.06%	2,540,930	36,147	5.72%
Total loans	7,121,346	84,574	4.76%	6,801,349	81,303	4.81%	6,404,870	85,633	5.36%
MBS	1,218,352	7,333	2.41%	1,221,283	7,297	2.39%	1,984,471	12,936	2.61%
Investments and cash	379,665	3,125	3.30%	433,022	3,151	2.95%	549,590	3,422	2.50%
FHLB stock	96,936	0	0.00%	97,484	0	0.00%	99,227	0	0.00%
Total interest earning assets	8,816,299	95,032	4.32%	8,553,138	91,751	4.32%	9,038,158	101,991	4.52%
Noninterest earning assets	681,771			638,824			352,130
Total average assets	$9,498,070			$9,191,962			$9,390,288
LIABILITIES and EQUITY:
Deposits:
Interest bearing transaction	$748,977	68	0.04%	$727,102	67	0.04%	$666,243	93	0.06%
Savings and MMDA	2,396,010	806	0.13%	2,341,096	758	0.13%	2,285,426	1,025	0.18%
Time deposits	1,743,611	5,164	1.19%	1,718,381	5,482	1.29%	2,380,453	8,803	1.49%
Total interest bearing deposits	4,888,598	6,038	0.50%	4,786,579	6,307	0.53%	5,332,122	9,921	0.75%
Borrowings	1,543,552	7,565	1.97%	1,359,836	7,556	2.25%	1,486,167	12,159	3.29%
Total interest bearing liabilities	6,432,150	13,603	0.85%	6,146,415	13,863	0.91%	6,818,289	22,080	1.30%
Noninterest bearing transaction	1,713,809	0	0.00%	1,697,314	0	0.00%	1,510,591	0	0.00%
Total funding liabilities	8,145,959	13,603	0.67%	7,843,729	13,863	0.72%	8,328,880	22,080	1.07%
Other noninterest bearing liabilities	110,797			121,322			131,031
Total average liabilities	8,256,756			7,965,051			8,459,911
Total average equity	1,241,314			1,226,911			930,377
Total average liabilities and equity	$9,498,070			$9,191,962			$9,390,288
Net interest income and spread (tax equivalent)		$81,429	3.47%		$77,888	3.41%		$79,911	3.22%
Net interest margin (tax equivalent)			3.70%			3.69%			3.56%

Deposits:
Total interest bearing deposits	$4,888,598	$6,038	0.50%	$4,786,579	$6,307	0.53%	$5,332,122	$9,921	0.75%
Noninterest bearing transaction	1,713,809	0	0.00%	1,697,314	0	0.00%	1,510,591	0	0.00%
Total deposits	$6,602,407	$6,038	0.37%	$6,483,893	$6,307	0.39%	$6,842,713	$9,921	0.58%

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank.  Sterling Savings Bank does business as Sterling Bank and, in California, as Sonoma Bank and Borrego Springs Bank.  Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of June 30, 2013, Sterling had assets of $9.94 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling's website at www.sterlingfinancialcorporation.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about Sterling's plans, objectives, expectations, strategies and intentions and other statements contained in this release that are not historical facts and pertain to Sterling's future operating results and capital position, including Sterling's ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs and potential liabilities, realize operating efficiencies, execute its business strategy, make dividend payments, compete in the marketplace and provide increased customer support and service. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's control. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in market interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions; and exposure to material litigation. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Sterling's Annual Report on Form 10-K, as updated periodically in Sterling's filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation

Media contact:
Cara Coon, 509-626-5348
cara.coon@bankwithsterling.com
or
Investor contact:
Patrick Rusnak, 509-227-0961
pat.rusnak@bankwithsterling.com